As filed with the Securities and Exchange Commission on May 14, 2013

Registration No. 333-157288

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PATRIOT COAL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	20-5622045
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12312 Olive Boulevard, Suite 400 St. Louis, Missouri 63141
 (Address, including zip code, of registrant’s principal executive offices)

Patriot Coal Corporation 401(k) Retirement Plan
(Full title of the Plan)

Joseph W. Bean, Esq.
Senior Vice President – Law & Administration and General Counsel
Patriot Coal Corporation
12312 Olive Boulevard, Suite 400
St. Louis, Missouri 63141
(314) 275-3600
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [X]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

Deregistration of Securities

This Post-Effective Amendment  (this “Amendment”) relates to the Registration Statement on Form S-8 (No. 333-157288) (the “Registration Statement”) of Patriot Coal Corporation, a Delaware corporation (the “Registrant”), filed with the Securities and Exchange Commission on February 12, 2009, registering the offer and sale of 3,000,000 shares of common stock of the Registrant (the “Common Stock”), issuable pursuant to the Patriot Coal Corporation 401(k) Retirement Plan (the “Plan”), and an indeterminate amount of interests to be offered or sold pursuant to such Plan.

This Amendment is being filed to deregister any and all unsold securities registered pursuant to, and to terminate the effectiveness of, the Registration Statement.  Effective June 28, 2012, the Company ceased offering the Common Stock pursuant to the Plan and all shares of the Common Stock then held in the Patriot Stock Fund of the Plan were sold.  Participants can no longer invest in the Common Stock through the Plan.

As a result of the foregoing, the offering pursuant to the Registration Statement has been terminated.  In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any and all of the securities which remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statement by deregistering 2,236,405 shares of the Common Stock and associated Plan interests, all of which remained unissued.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on this 14th day of May, 2013.

PATRIOT COAL CORPORATION

By:	/s/ Bennett K. Hatfield
Name: Bennett K. Hatfield Title: President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 has been signed by the following persons in the capacities and on the dates indicated:

/s/ Bennett K. Hatfield Bennett K. Hatfield	President, Chief Executive Officer and Director (Principal Executive Officer)	May 14, 2013
/s/ John E. Lushefski John E. Lushefski	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 14, 2013
/s/ J. Joe Adjorjan J. Joe Adorjan	Director	May 14, 2013
/s/ B. R. Brown B. R. Brown	Director	May 14, 2013
/s/ Michael P. Johnson Michael P. Johnson	Director	May 14, 2013
/s/ Janiece M. Longoria Janiece M. Longoria	Director	May 14, 2013
/s/ Michael M. Scharf Michael M. Scharf	Director	May 14, 2013
/s/ Robert O. Viets Robert O. Viets	Director	May 14, 2013

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri on this 14th day of May, 2013.

PATRIOT COAL CORPORATION 401(K)
RETIREMENT PLAN

By:	/s/ Joseph W. Bean
Name: Joseph W. Bean
Title: Senior Vice President, Law & Administration and General Counsel